Exhibit 10.2

FIRST AMENDED AND RESTATED OMNIBUS AGREEMENT

by and among

CONSOL ENERGY INC.,

CNX COAL RESOURCES GP LLC,

CNX COAL RESOURCES LP

and

THE PARTIES LISTED ON EXHIBIT A HERETO

dated as of

September 30, 2016

APPENDIX

Appendix I	Definitions

EXHIBITS

Exhibit A	Additional Parties
Exhibit B	Retained Liabilities
Exhibit C	General and Administrative Services
Exhibit D	Administrative Fee
Exhibit E	Formation Transactions

ii

FIRST AMENDED AND RESTATED OMNIBUS AGREEMENT

This FIRST AMENDED AND RESTATED OMNIBUS AGREEMENT (as may be amended, modified, supplemented or restated from time to time, this “Agreement”) is entered into on, and effective as of, September 30, 2016 (the “Closing Date”) by and among CONSOL Energy Inc., a Delaware corporation (“CONSOL”), CNX Coal Resources GP LLC, a Delaware limited liability company (the “General Partner”), CNX Coal Resources LP, a Delaware limited partnership (the “Partnership”), and the parties listed on Exhibit A to this Agreement (together with CONSOL, the General Partner and the Partnership, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain indemnification obligations of the Parties to each other;

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to (i) the amount to be paid by the Partnership for general and administrative services relating to operating the Partnership’s business to be performed by CONSOL and its Affiliates (as defined herein) for and on behalf of the Partnership Group (as defined herein), (ii) the reimbursement by the Partnership of additional out-of-pocket expenses incurred by CONSOL and its Affiliates on behalf of the Partnership Group in providing general and administrative services and (iii) the reimbursement by the Partnership of all direct and indirect costs and expenses associated with the provision of management services by CONSOL and its Affiliates necessary or appropriate to managing and operating the business and affairs of the Partnership Group;

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the Partnership Group’s right of first offer to purchase the Retained Undivided Interest (as defined herein); and

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to the allocation and reimbursement of taxes.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, conditions, and obligations set forth herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. For purposes hereof, the capitalized terms used herein and not otherwise defined have the meanings set forth in Appendix I.

1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any

Exhibit, Appendix, Article, Section, subsection and other subdivision of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Exhibit, Appendix, Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under U.S. generally accepted accounting principles as in effect from time to time, consistently applied. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms (including terms defined herein) and titles in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any law (including, for the avoidance of doubt, Environmental Law) means such law as it may be amended from time to time. If a date specified herein for providing any notice or taking any action is not a Business Day, then the date for giving such notice or taking such action shall be the next day which is a Business Day.

ARTICLE II

INDEMNIFICATION

2.1 CONSOL Indemnification. To the fullest extent permitted by law, CONSOL shall indemnify, defend and hold harmless each Partnership Group Member from and against any Losses suffered or incurred by such Partnership Group Member, directly or indirectly, by reason of or arising out of:

(a) the consummation of the transactions contemplated by each of the IPO Asset Contribution Agreement and the IPO Equity Contribution Agreement (other than with respect to the Losses that are expressly assumed in connection with such transactions);

(b) all federal, state and local tax liabilities attributable to the ownership or operation of (i) the IPO Assets on or prior to the IPO Closing Date, including under Treasury Regulation Section 1.1502-6, as it may be amended (or any similar provision of state or local law), and any such tax liabilities that may result from the consummation of the Formation Transactions occurring prior to the IPO Closing Date, the consummation of the transactions contemplated by the IPO Asset Contribution Agreement and the consummation of the transactions contemplated by the IPO Equity Contribution Agreement and (ii) the First Drop Down Assets on or prior to the First Drop Down Closing Date, including under Treasury Regulation Section 1.1502-6, as it may be amended (or any similar provision of state or local law), and any such tax liabilities that may result from the consummation of the transactions contemplated by the First Drop Down Contribution Agreement;

(c) the failure of such Partnership Group Member to be the owner of such valid and indefeasible interests (i) in and to the IPO Assets as of the IPO Closing Date to the extent and only to the extent such failure renders such Partnership Group Member liable to a third party or unable to use or operate the IPO Assets in substantially the same manner that the IPO Assets were used and operated as of immediately prior to the IPO Closing Date and (ii) in and to the First Drop Down Assets as of the First Drop Down Closing Date to the extent and only to the extent such failure renders such Partnership Group Member liable to a third party or unable to use or operate the First Drop Down Assets in substantially the same manner that the First Drop Down Assets were used and operated as of immediately prior to the First Drop Down Closing Date;

(d) the failure of such Partnership Group Member to have, or to have the ability to operate under, the consents, licenses, permits or approvals necessary to allow such Partnership Group Member to operate, directly or indirectly, (i) the IPO Assets to the extent and only to the extent such failure renders such Partnership Group Member (A) liable to a third party or (B) unable to use or operate the IPO Assets in substantially the same manner that the IPO Assets were used and operated as of immediately prior to the IPO Closing Date and (ii) the First Drop Down Assets to the extent and only to the extent such failure renders such Partnership Group Member (A) liable to a third party or (B) unable to use or operate the First Drop Down Assets in substantially the same manner that the First Drop Down Assets were used and operated as of immediately prior to the First Drop Down Closing Date;

(e) except to the extent resulting from such Partnership Group Member’s breach of the standard of care for Operational Services, the ownership and/or operation of the Retained Undivided Interest, whether occurring before, on or after the IPO Closing Date;

(f) the Retained Liabilities;

(g) a CONSOL Group Member’s gross negligence or willful misconduct in connection with the provision of General and Administrative Services or Management Services;

(h) a breach by a CONSOL Group Member of:

(i) the Employee Services Agreement, including a breach of the Services Standard;

(ii) the Contract Agency Agreement, including a breach of the standard of care for Coal Marketing Contract Services;

(iii) the Water Supply and Services Agreement, including a breach of the standard of care for Water Services;

(iv) the Terminal and Throughput Agreement, including a breach of the standard of care for the Terminal Services; and/or

(v) the Cooperation Agreement, including a breach of the standard of care for conducting operations pursuant thereto.

2.2 Partnership Assumption and Indemnification.

(a) Subject to and without limiting the Partnership’s rights to indemnity under Section 2.1 or under Section 7.2 of the First Drop Down Contribution Agreement, from and after the IPO Closing Date, the Partnership shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and Losses, known or unknown, to the extent arising from, based upon or attributable to the Equity Interests, regardless of whether such obligations or Losses arose prior to, on or after the IPO Closing Date (the “Equity Interests Assumed Obligations”).

(b) Subject to and without limiting the Partnership’s rights to indemnity under Section 2.1 or under Section 7.2 of the First Drop Down Contribution Agreement, to the fullest extent permitted by law, the Partnership shall indemnify, defend and hold harmless each CONSOL Group Member from and against any Losses suffered or incurred by such CONSOL Group Member, directly or indirectly, by reason of or arising out of:

(i) the Equity Interests Assumed Obligations;

(ii) the ownership, use and/or operation of the IPO Assets and the First Drop Down Assets (including the IPO Asset Assumed Obligations and the First Drop Down Assumed Obligations), whether related to periods prior to, on or after the IPO Closing Date, in the case of the IPO Assets and the IPO Asset Assumed Obligations, or to periods prior to, on and after the First Drop Down Closing Date, in the case of the First Drop Down Assets and First Drop Down Assumed Obligations, including, for the avoidance of doubt, any environmental event, condition or matter associated with or arising from the ownership or operation of the IPO Assets and the First Drop Down Assets (including the presence of Hazardous Substances on, under, about or migrating to or from the IPO Assets and the First Drop Down Assets or the disposal or the release of Hazardous Substances generated by operation of the IPO Assets and the First Drop Down Assets at non-IPO Asset or non-First Drop Down Asset, as the case may be, locations) including (i) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities or other corrective action required or necessary under Environmental Laws and (ii) the cost and expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws;

(iii) the Employee Services Agreement, including Losses related to such CONSOL Group Member’s performance of the Operational Services, except to the extent resulting from such CONSOL Group Member’s breach of the Services Standard;

(iv) the Contract Agency Agreement, including Losses related to such CONSOL Group Member’s performance of the Coal Marketing Contract Services, except to the extent resulting from such CONSOL Group Member’s breach of the standard of care for Coal Marketing Contract Services;

(v) such CONSOL Group Member’s performance of the Water Services, except to the extent resulting from such CONSOL Group Member’s breach of the standard of care for Water Services;

(vi) such CONSOL Group Member’s performance of the Terminal Services, except to the extent resulting from such CONSOL Group Member’s breach of the standard of care for Terminal Services;

(vii) a breach by a Partnership Group Member of the Cooperation Agreement, including a breach of the standard of care for conducting operations pursuant thereto; and/or

(viii) a Partnership Group Member’s operation of the IPO Assets and the First Drop Down Assets under the CONSOL Bonds and/or the Permits to the extent such Permits have not been assigned to CNX Thermal Holdings but only to the extent of the Partnership Group’s Proportionate Share.

2.3 Indemnification Procedures.

(a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim; provided that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full unconditional release of the Indemnified Party from all liability with respect to such claim and does not contain any admission of wrongdoing or illegal conduct; provided, further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld; and, provided, further, that an Indemnified Party shall have the right to employ separate counsel in any such claim and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party shall have failed promptly to assume the defense of such claim; or (ii) the named parties to any such claim (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party.

(c) The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party with respect to all aspects of the defense of and pursuit of any counterclaims relating to any claims covered by the indemnification under this Article II, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense and counterclaims (provided, that the Indemnified Party has an opportunity to review the use of its name and does not reasonably object to such use), the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.3. The obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence shall not be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense or counterclaim, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims so long as the Indemnified Party is still seeking indemnification hereunder.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

2.4 Limitations Regarding Indemnification.

(a) CONSOL shall not be obligated to indemnify, defend and hold harmless any Partnership Group Member under Section 2.1(a), Section 2.1(b), Section 2.1(c) and/or Section 2.1(d) until such time as the total aggregate amount of Losses incurred by the Partnership Group for such Losses exceeds $1,000,000 (the “Deductible”), at which time CONSOL shall be obligated to indemnify the Partnership Group for the amount of such Losses in excess of the Deductible.

(b) The Partnership shall not be obligated to indemnify, defend and hold harmless any CONSOL Group Member (i) under Section 2.2(b)(i) and/or Section 2.2(b)(ii) with respect to the IPO Assets and the IPO Asset Assumed Obligations to the extent and only to the extent relating to periods prior to the IPO Closing Date and/or (ii) under Section 2.2(b)(ii) with respect to the First Drop Down Assets and the First Drop Down Assumed Obligations to the extent and only to the extent relating to periods prior to the First Drop Down Closing Date, in each case until such time as the total aggregate amount of Losses incurred by the CONSOL Group for such Losses exceeds the Deductible, at which time the Partnership shall be obligated to indemnify the CONSOL Group for the amount of such Losses in excess of the Deductible.

(c) For the avoidance of doubt, there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article II.

(d) The indemnities set forth in Section 2.1(a), Section 2.1(b)(i), Section 2.1(c)(i) and/or Section 2.1(d)(i) shall terminate on the third anniversary of the IPO Closing Date. The indemnities set forth in Section 2.1(b)(ii), Section 2.1(c)(ii) and/or Section 2.1(d)(ii) shall terminate on the third anniversary of the First Drop Down Closing Date. The indemnities set forth in Section 2.1(e), Section 2.1(f), Section 2.1(g), Section 2.1(h) and Section 2.2(b) shall survive without time limit, to the fullest extent permitted by law. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Section 2.1(a), Section 2.1(b), Section 2.1(c) and/or Section 2.1(d) prior to the date of termination for such indemnity.

(e) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, A PARTY’S INDEMNIFICATION OBLIGATIONS CONTAINED IN THIS AGREEMENT SHALL BE LIMITED, TO THE FULLEST EXTENT PERMITTED BY LAW, TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER LOSS OR DAMAGE, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, PRODUCTION OR REVENUES, AND EACH PARTY EXPRESSLY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR LOSS OR DAMAGE OTHER THAN ACTUAL DIRECT DAMAGES; PROVIDED THAT LIMITATION TO DIRECT DAMAGES ONLY SHALL NOT APPLY TO ANY DAMAGE, CLAIM OR LOSS ASSERTED BY OR AWARDED TO THIRD PARTIES AGAINST A PARTY AND FOR WHICH THE OTHER PARTY WOULD OTHERWISE BE RESPONSIBLE UNDER THIS ARTICLE II.

2.5 Express Negligence. THE INDEMNIFICATION, RELEASE, ASSUMPTION AND WAIVER PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE, TO THE FULLEST EXTENT PERMITTED BY LAW, WHETHER OR NOT THE LIABILITIES IN QUESTION ARISE AS A RESULT OF THE STRICT LIABILITY OR NEGLIGENCE (JOINT, SEVERAL, ACTIVE, PASSIVE, SOLE OR CONCURRENT) OF OR BY ANY INDEMNIFIED PARTY. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

2.6 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, from and after the IPO Closing Date, Section 2.1 and Section 2.2 contain the Parties’ exclusive remedy against each other with respect to breaches of the covenants of the Parties set forth in Article II. Except for (a) the remedies contained in Section 2.1 and Section 2.2, (b) any other remedies available to the Parties at law or in equity for breaches of provisions of this Agreement other than Article II and (c) the remedies available at law or in equity in connection with any other document delivered by a Party in connection with the transactions contemplated hereby, from and after the IPO Closing Date, each of the Parties releases, remises and forever discharges the other and its Affiliates and all such Persons’ equity holders, partners, members, officers, directors, employees, agents, advisors and representatives from any and all Losses in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement, or the transactions contemplated hereby.

ARTICLE III

SERVICES; REIMBURSEMENT

3.1 General and Administrative Services.

(a) CONSOL agrees to provide, and agrees to cause its Affiliates to provide, to the General Partner, for the Partnership Group’s benefit, the general and administrative services that have been traditionally provided in connection with the ownership and operation of the IPO Assets and the First Drop Down Assets, which include the services set forth on Exhibit C (the “General and Administrative Services”).

(b) Absent the written agreement of the Parties to the contrary, the Parties agree that the General and Administrative Services will be received by the General Partner, for the benefit of the Partnership Group, at the General Partner’s principal place of business.

(c) The Parties acknowledge that the costs and expenses of General and Administrative Services will be allocated among the Partnership Group Members based on any reasonable allocation methodology as determined by CONSOL.

(d) For the avoidance of doubt, the Parties acknowledge and agree that the fees, costs and expenses related to General and Administrative Services subject to this Agreement shall be in addition to, and not in duplication of, any amounts owed to CONSOL by the Partnership pursuant to the Employee Services Agreement, the Water Supply and Services Agreement and/or the Terminal and Throughput Agreement.

3.2 Administrative Fee.

(a) As consideration for CONSOL’s and its Affiliates’ provision of the General and Administrative Services, the Partnership Group will pay to CONSOL an annual fee that will reflect the costs incurred by CONSOL and its Affiliates in providing such General and Administrative Services (other than those costs for which CONSOL and its Affiliates are entitled to reimbursement pursuant to Section 3.3 and Section 3.4), as determined in good faith by CONSOL in accordance with Exhibit D (the “Administrative Fee”). The Parties acknowledge and agree that it is the intent of the Parties that the General and Administrative Services be provided based on an arm’s-length standard and that the Administrative Fee is intended to reflect such standard. For the avoidance of doubt, the Parties further acknowledge and agree that the Administrative Fee will cover the fully burdened cost of the General and Administrative Services provided by CONSOL and its Affiliates to the Partnership Group, as well as any third-party costs actually incurred by CONSOL and its Affiliates on behalf of the Partnership Group in providing such General and Administrative Services (other than those costs for which CONSOL and its Affiliates are entitled to reimbursement pursuant to Section 3.3 and Section 3.4), including the following:

(i) the base compensation and employee benefits of employees of CONSOL or its Affiliates (and any employment, payroll or similar taxes related thereto), to the extent, but only to the extent, such employees perform General and Administrative Services for the Partnership Group’s benefit. With respect to employees that do not devote all of their business time to the Partnership Group, such compensation and employee benefits (and any withholding or payroll taxes related thereto) shall be allocated to the Partnership Group based on the annual weighted average of time spent and number of employees providing General and Administrative Services to the Partnership Group;

(ii) any expenses incurred or payments made by CONSOL or its Affiliates on behalf of the Partnership Group for insurance coverage with respect to the IPO Assets, the First Drop Down Assets or the business of the Partnership Group; and

(iii) all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the General and Administrative Services provided by CONSOL and its Affiliates to the Partnership Group pursuant to Section 3.1.

(b) As part of the Administrative Fee, the Partnership Group shall pay to CONSOL a fixed Parent Executive Support Fee, in the amount shown on Exhibit D, in consideration for the services of certain executive officers of CONSOL and its Affiliates, who devote less than 50% of their business time to the Partnership Group, for their provision of executive support services for the benefit of the General Partner and the Partnership Group Members.

(c) The Parties acknowledge and agree that the Administrative Fee may change each calendar year, as determined by CONSOL in good faith after consultation with the General Partner, to accurately reflect the degree and extent of the General and Administrative Services provided to the Partnership Group by CONSOL and its Affiliates and such determination may reflect, among other things, the contribution, acquisition or disposition of assets to or by the Partnership Group or to reflect any change in the cost of providing General and Administrative Services to the Partnership Group due to changes in any law, rule or regulation applicable to CONSOL and its Affiliates or the Partnership Group, including any interpretation of such laws, rules or regulations.

(d) On or prior to October 1 of each calendar year during the term of this Agreement, CONSOL will notify the General Partner of the estimated amount of the Administrative Fee to be paid by the Partnership Group for the following calendar year. For the calendar year in which the IPO Closing Date occurs, such estimate shall be made on or prior to the IPO Closing Date and shall pertain only to the remainder of such calendar year. The Administrative Fee shall be invoiced and paid as follows:

(i) Within 20 days following the end of each month during the term of this Agreement, CONSOL will submit to the Partnership Group an invoice of the amounts due for such month for the Administrative Fee (with the Parent Executive Support Fee separately stated). Each invoice will contain reasonably satisfactory support of such amounts and such other supporting detail as the General Partner may reasonably require.

(ii) The Partnership Group will pay the Administrative Fee within 10 days after the receipt of the invoice therefor. The Partnership Group shall not offset any amounts owing to it by CONSOL or any of its Affiliates against the Administrative Fee payable hereunder.

3.3 Reimbursement of Additional Out-of-Pocket Costs and Expenses. In addition to (but not in duplication of any costs that are reflected in) the Administrative Fee payable under Section 3.2, the Partnership Group will reimburse CONSOL and its Affiliates on a monthly basis for any additional out-of-pocket costs and expenses actually incurred by CONSOL and its Affiliates in providing the General and Administrative Services, as well as any compensation (other than base compensation included in Section 3.2(a)(i)) and other out-of-pocket expenses incurred on behalf of the Partnership Group, including any incentive compensation (whether short-term or long-term and whether in cash, equity or otherwise) and employment, payroll or similar taxes paid by CONSOL and its Affiliates in connection with any incentive plan (or similar compensation plan) of the General Partner or the Partnership Group, in providing General and Administrative Services.

3.4 Reimbursement of Management Services.

(a) CONSOL agrees to provide, and agrees to cause its Affiliates to provide, to the General Partner, for the Partnership Group’s benefit, such Management Services as may be necessary to manage and operate the business and affairs of the Partnership Group.

(b) Subject to and in accordance with the terms and provisions of this Section 3.4 and such reasonable allocation and other procedures as may be determined in good faith by CONSOL from time to time, the Partnership hereby agrees to reimburse CONSOL and its Affiliates on a monthly basis for all reasonable direct and indirect costs and expenses incurred by CONSOL or its Affiliates (other than the Partnership Group) in connection with the provision of the Management Services to the Partnership Group, including the compensation and employee benefits of employees of CONSOL or its Affiliates (and any employment, payroll or similar taxes related thereto), to the extent, but only to the extent, such employees perform Management Services for the Partnership Group’s benefit. This includes CONSOL stock-based compensation expense and net of any re-allocated Partnership equity compensation expense, as determined by CONSOL pursuant to its reasonable allocation procedures and methodologies. With respect to employees that do not devote all of their business time to the Partnership Group, such compensation and employee benefits (and any withholding or payroll taxes related thereto) shall be allocated to the Partnership Group based on the annual weighted average of time spent and number of employees providing Management Services to the Partnership Group. For the avoidance of doubt, the reimbursement provided under this Section 3.4 is intended to cover those employees of CONSOL and its Affiliates whose services are not covered by Exhibit C to this Agreement or by the Employee Services Agreement, including executive management services, business development, strategy services, accounting and financial services, investor relations and risk management.

(c) For the avoidance of doubt, the Parties acknowledge and agree that the fees, costs and expenses related to Management Services subject to this Agreement shall be in addition to, and not in duplication of, the Administrative Fee and the reimbursement provided in Section 3.3.

ARTICLE IV

RIGHT OF FIRST OFFER

4.1 Right of First Offer to Purchase the Retained Undivided Interest.

(a) Each of CPCC and Conrhein (each, a “Retained Undivided Interest Transferring Owner”) hereby grants to the Partnership a right of first offer, exercisable during the Retained Undivided Interest ROFO Period, to purchase all or any part of the Retained Undivided Interest owned by it to the extent that such Retained Undivided Interest Transferring Owner proposes to Transfer all or any part of the Retained Undivided Interest owned by it; provided, however, that a Retained Undivided Interest Transferring Owner may Transfer all or any part of its Retained Undivided Interest to a CONSOL Group Member that agrees in writing that such Retained Undivided Interest remain subject to the provisions of this Article IV and such CONSOL Group Member assumes the obligations of the Retained Undivided Interest Transferring Owner under this Article IV with respect to such Retained Undivided Interest, and such Transfer shall not be subject to the Partnership Group’s right of first offer.

(b) The Parties acknowledge that any Transfer of all or any part of the Retained Undivided Interest pursuant to the Partnership’s right of first offer is subject to the terms of all existing agreements with respect to the Retained Undivided Interest and shall be subject to and conditioned on the obtaining of any and all necessary consents of securityholders, Governmental Authorities, lenders or other third parties; provided, however, that each Retained Undivided Interest Transferring Owner hereby represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to the Partnership Group pursuant to this Article IV with respect to the Retained Undivided Interest.

4.2 Right of First Offer to Purchase Retained Other Assets.

(a) CONSOL (the “Retained Other Assets Transferring Owner” and, together with each Retained Undivided Interest Transferring Owner, the “Transferring Owners”) hereby grants to the Partnership a right of first offer, exercisable during the Retained Other Assets ROFO Period, to purchase all or any part of the Retained Other Assets owned by it to the extent that the Retained Other Assets Transferring Owner proposes to Transfer all or any part of the Retained Other Assets owned by it; provided, however, that the Retained Other Assets Transferring Owner may Transfer all or any part of its Retained Other Assets to a CONSOL Group Member that agrees in writing that such Retained Other Assets remain subject to the provisions of this Article IV and such CONSOL Group Member assumes the obligations of the Retained Other Assets Transferring Owner under this Article IV with respect to such Retained Other Assets, and such Transfer shall not be subject to the Partnership Group’s right of first offer.

(b) The Parties acknowledge that any Transfer of all or any part of the Retained Other Assets pursuant to the Partnership’s right of first offer is subject to the terms of all existing agreements with respect to the Retained Other Assets and shall be subject to and conditioned on the obtaining of any and all necessary consents of securityholders, Governmental Authorities, lenders or other third parties; provided, however, that the Retained Other Assets Transferring Owner hereby represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to the Partnership Group pursuant to this Article IV with respect to the Retained Other Assets.

4.3 Procedures.

(a) If a Transferring Owner proposes to Transfer all or any part of its ROFO Assets (other than to a CONSOL Group Member in accordance with Section 4.1(a) or Section 4.2(a), as applicable) during the Retained Undivided Interest ROFO Period or Retained Other Assets ROFO Period, as applicable (a “Proposed Transaction”), such Transferring Owner shall, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership (the “ROFO Notice”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include any material terms, conditions and details that would be necessary for the Partnership to make a responsive offer to enter into the Proposed Transaction with such Transferring Owner, which terms, conditions and details shall at a minimum include any terms, conditions or details that such Transferring Owner would propose to provide to non-Affiliates in connection with the Proposed Transaction. The Partnership shall have 60 days following receipt of the ROFO Notice (the “ROFO Review Period”) to propose an offer to enter into the Proposed Transaction with the Transferring Owner (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including the purchase price the Partnership proposes to pay for the ROFO Assets and the other terms of the purchase) pursuant to which the Partnership would be willing to enter into a binding agreement for the Proposed Transaction. If the Partnership submits a ROFO Response within the ROFO Review Period, the Partnership and the Transferring Owner shall negotiate, in good faith, the terms of the purchase and sale of the ROFO Assets for 60 days following the receipt of the ROFO Response (the “ROFO Negotiation Period”) by the Transferring Owner. If no ROFO Response is delivered by the Partnership within the ROFO Review Period, then the Partnership shall be deemed to have waived its right of first offer with respect to the ROFO Assets subject to the ROFO Notice, subject to Section 4.3(c).

(b) If the Transferring Owner and the Partnership are able to agree to the terms of the purchase and sale of the ROFO Assets during the ROFO Negotiation Period, the Transferring Owner shall enter into an agreement with the Partnership providing for the consummation of the Proposed Transaction upon the terms agreed upon (such date that a definitive purchase and sale agreement is entered into, the “ROFO PSA Execution Date”). Unless the Transferring Owner and the Partnership otherwise agree, the terms of the purchase and sale agreement will include the following:

(i) the Partnership will deliver the agreed purchase price (in cash, Partnership Interests, an interest-bearing promissory note or any combination thereof);

(ii) the closing date for the purchase of the ROFO Assets shall occur no later than 180 days following the ROFO PSA Execution Date;

(iii) each of the Transferring Owner and the Partnership shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 4.3(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(iv) neither the Transferring Owner nor the Partnership shall have any obligation to consummate the Proposed Transaction if any consent referred to in Section 4.1(b) or Section 4.2(b), as applicable, has not been obtained.

(c) If the closing of the Proposed Transaction does not occur within the 180-day period set forth in Section 4.3(b)(ii), then, unless the Transferring Owner and the Partnership agree otherwise in a written agreement, the ROFO Assets in question shall once again become subject to the restrictions of this Section 4.3, and the Transferring Owner shall no longer be permitted to Transfer such ROFO Assets without again fully complying with the provisions of this Section 4.3.

(d) If the Transferring Owner and the Partnership are unable to agree on the terms of the Proposed Transaction during the ROFO Negotiation Period, the Transferring Owner may Transfer the ROFO Assets to any third party during the 180-day period following the expiration of such ROFO Negotiation Period on terms no more favorable to such third party than those set forth in the ROFO Response; provided, however, that any Transfer of all or any part of the ROFO Assets pursuant to this Section 4.3(d) shall be (i) subject to the terms of all existing agreements with respect to the Retained Undivided Interest and the Pennsylvania Mining Complex or Retained Other Assets, as applicable, and (ii) subject to and conditioned on the obtaining of any and all necessary consents of securityholders, Governmental Authorities, lenders or other Persons.

(e) The Partnership may assign its rights and obligations under this Article IV to any Partnership Group Member.

ARTICLE V

REIMBURSEMENT AND ALLOCATION OF TAXES

5.1 Reimbursement of Taxes. The Partnership Group shall reimburse CONSOL or its Affiliates for all tax costs and expenses incurred or payments made by CONSOL and its Affiliates on behalf of the Partnership Group, including all sales, use, excise, value added, margin, franchise or similar taxes, if any, that may be applicable from time to time associated with the ownership and operation of the IPO Assets, the First Drop Down Assets or with respect to the services provided by the Partnership Group.

5.2 Tax Reimbursement Procedures. Reimbursements pursuant to Section 5.1 shall be made by the Partnership Group on or before the 10th Business Day of each quarter following the quarter such costs and expenses are incurred. For the avoidance of doubt, the costs and expenses set forth in this Article V shall be paid by the Partnership Group in addition to, and not as a part of or included in, the Administrative Fee or reimbursement of expenses pursuant Section 3.3 or Section 3.4. For so long as CONSOL Controls the General Partner, the Partnership and CONSOL may settle the Partnership Group’s financial obligations to CONSOL arising under this Article V through CONSOL’s normal inter-affiliate settlement processes.

ARTICLE VI

MISCELLANEOUS

6.1 Confidentiality.

(a) Each Party (each, a “Receiving Party”) in possession of another Party’s (each, a “Disclosing Party”) Confidential Information shall (i) hold, and shall cause its Subsidiaries and Affiliates and its and their directors, officers, employees, agents, consultants, advisors, and other representatives (each, a “Representative” and, collectively, “Representatives”) to hold, all Confidential Information of each Disclosing Party in strict confidence, with at least the same degree of care that applies to such Receiving Party’s confidential and proprietary information, (ii) not use such Confidential Information, except as expressly permitted by such Disclosing Party and (iii) not release or disclose such Confidential Information to any other Person, except its Representatives or except as required by applicable law. Each Party shall be responsible for any Losses resulting from a breach of this Section 6.1 by any of its Representatives.

(b) Notwithstanding Section 6.1(a), if a Receiving Party becomes legally compelled or obligated to disclose Confidential Information of a Disclosing Party by a Governmental Authority or applicable law, or is required to disclose such Confidential Information pursuant to the listing standards of any applicable national securities exchange on which the Receiving Party’s securities are listed or quoted, the Receiving Party shall promptly advise, to the fullest extent permitted by law, the Disclosing Party of such requirement or obligation to disclose Confidential Information as soon as the Receiving Party becomes aware that such a requirement to disclose might become effective in order that, where possible, the Disclosing Party may seek a protective order or such other remedy as the Disclosing Party may consider appropriate in the circumstances. The Receiving Party shall disclose only that portion of the Disclosing Party’s Confidential Information that it is required or obligated to disclose and shall cooperate with the Disclosing Party in allowing the Disclosing Party to obtain such protective order or other relief.

(c) Each Party acknowledges that a Disclosing Party would not have an adequate remedy at law for the breach by a Receiving Party of any one or more of the covenants contained in this Section 6.1 and agrees that, in the event of such breach, the Disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 6.1 and to enforce specifically the terms and provisions of this Section 6.1. Notwithstanding any other provision hereof, to the extent permitted by applicable law, the provisions of this Section 6.1 shall survive the termination of this Agreement for a period of two years.

6.2 Choice of Law; Mediation; Submission to Jurisdiction.

(a) This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE

COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT,

(b) If the Parties cannot resolve any dispute or claim arising under this Agreement, then no earlier than 10 days nor more than 60 days following written notice to the other Parties, any Party may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to the other Parties to the dispute or claim. In connection with any mediation pursuant to this Section 6.2, the mediator shall be jointly appointed by the Parties to the dispute or claim and the mediation shall be conducted in Canonsburg, Pennsylvania unless otherwise agreed by the Parties to the dispute or claim. All costs and expenses of the mediator appointed pursuant to this Section 6.2 shall be shared equally by the Parties to the dispute or claim. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties to the dispute or claim, shall govern any mediation pursuant to this Section 6.2. In the mediation, each Party to the dispute or claim shall be represented by one or more senior representatives who shall have authority to resolve any disputes. If a dispute or claim has not been resolved within 30 days after the receipt of the Mediation Notice by a Party, then any Party to the dispute or claim may refer the resolution of the dispute or claim to litigation.

(c) Subject to Section 6.2(b), to the fullest extent permitted by law, each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Delaware and (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that, to the fullest extent permitted by law, service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 6.4. The foregoing consents to jurisdiction and service of process shall not, to the fullest extent permitted by applicable law, constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.

6.3 Termination of Agreement. This Agreement, other than the provisions set forth in Article II hereof, may be terminated (a) by the written agreement of all of the Parties or (b) by CONSOL or the Partnership immediately upon a Partnership Change of Control by written notice given to the other Parties to this Agreement. For the avoidance of doubt, the Parties’ indemnification obligations under Article II shall, to the fullest extent permitted by law, survive the termination of this Agreement in accordance with their respective terms.

6.4 Notice. All notices and communications required or permitted to be given under this Agreement shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid or by electronic mail with a PDF of the notice or other communication attached (provided that any such electronic mail is confirmed either by written confirmation or U.S. Express Mail), in each case, addressed to the appropriate Person at the address for such Person as follows:

If to any CONSOL Group Member:

CONSOL Energy Inc.

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Attention: General Counsel

E-mail: stevejohnson@consolenergy.com

If to any Partnership Group Member:

CNX Coal Resources LP

c/o CNX Coal Resources GP LLC, its general partner

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Attention: General Counsel and Secretary

E-mail: marthawiegand@cnxlp.com

Any notice given in accordance herewith shall be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmitted by electronic communications during normal business hours, or if transmitted after normal business hours, on the next Business Day, or (c) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the U.S. Mail if received during normal business hours, or if not received during normal business hours, then on the next Business Day, as the case may be. Any Party may change their contact information for notice by giving notice to the other Parties in the manner provided in this Section 6.4.

6.5 Entire Agreement; Conflicts. This Agreement and the Related Agreements constitute the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein and therein.

6.6 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties and expressly identified as an amendment or modification.

6.7 Assignment; Binding Effect.

(a) This Agreement may not be assigned by any Party, in whole or in part, without the prior written consent of the other Parties; provided, however, that any Partnership Group Member may freely pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Partnership Group, including any pledge or assignment to secure obligations pursuant to one or more credit agreements, security agreements and other security instruments with the administrative agent, collateral agent or other agent party thereto for the benefit of the lenders of the Partnership Group; provided, further, that, except as otherwise provided in Section 6.7(b)(iv), no such pledge or assignment shall release such Partnership Group Member from any of its obligations hereunder or substitute any such pledgee or assignee for such Partnership Group Member as a party hereto. No assignment hereunder by any Party shall relieve such Party of any obligations and responsibilities hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and, to the extent permitted by this Agreement, their successors, legal representatives and permitted assigns.

(b) Each of the Parties (i) acknowledges that the Partnership Group (and any Substitute Owner) has entered into or will enter into one or more credit agreements, security agreements, and other security instruments (collectively, the “Loan Documents”) with the administrative agent, collateral agent or other agent party thereto (the “Agent”) for the benefit of certain lenders, (ii) consents in all respects to the collateral assignment under the Loan Documents of all of the Partnership Group’s (or any Substitute Owner’s) right, title and interest in, to and under this Agreement, (iii) acknowledges the right of the Agent or its designee(s) or assignee(s), in the exercise of the Agent’s rights and remedies under the Loan Documents, to make all demands, give all notices, take all actions and exercise all rights of the Partnership Group under this Agreement (the “Assigned Interests”) and (iv) acknowledges that the Agent, its initial or subsequent designee(s) or assignee(s) and any other purchaser of the Assigned Interests in or following a judicial or nonjudicial foreclosure, insolvency, bankruptcy or similar sale (each, a “Substitute Owner”) shall be substituted for and have all of the rights and obligations of the Partnership Group for all purposes under this Agreement. In the case of any assignment pursuant to this Section 6.7(b), the non-assigning Parties acknowledge that the assignee shall be substituted for and have all of the rights and obligations of the assignor under this Agreement and shall continue to perform, and shall cause each of its Affiliates to continue to perform, its obligations under this Agreement in favor of such assignor.

6.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

6.9 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. To the fullest extent permitted by law, any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto.

6.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

6.11 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner or other interest holder of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

CONSOL ENERGY INC.		CNX COAL RESOURCES GP LLC

By:	/s/ Stephen W. Johnson	By:	/s/ Lorraine L. Ritter
Name:	Stephen W. Johnson	Name:	Lorraine L. Ritter
Title:	Executive Vice President –	Title:	Chief Financial Officer and
	Diversified Business Units		Chief Accounting Officer

CNX COAL RESOURCES LP		CNX OPERATING LLC

By:	CNX Coal Resources GP LLC, its general partner

By:	/s/ Lorraine L. Ritter	By:	/s/ Lorraine L. Ritter
Name:	Lorraine L. Ritter	Name:	Lorraine L. Ritter
Title:	Chief Financial Officer and	Title:	Chief Financial Officer and
	Chief Accounting Officer		Chief Accounting Officer

CNX THERMAL HOLDINGS LLC		CONRHEIN COAL COMPANY

By:	/s/ Lorraine L. Ritter	By:	/s/ Stephen W. Johnson
Name:	Lorraine L. Ritter	Name:	Stephen W. Johnson
Title:	Chief Financial Officer and	Title:	Vice President
Chief Accounting Officer

[Additional signature page follows.]

[Signature Page to First Amended and Restated Omnibus Agreement]

CONSOL PENNSYLVANIA COAL COMPANY LLC		CNX GAS COMPANY LLC

By:	/s/ Stephen W. Johnson	By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson	Name:	Stephen W. Johnson
Title:	Vice President and Secretary	Title:	Senior Vice President

CNX MARINE TERMINALS, INC.		CNX WATER ASSETS LLC

By:	/s/ Stephen W. Johnson	By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson	Name:	Stephen W. Johnson
Title:	Vice President	Title:	President

CONSOL ENERGY SALES COMPANY

By:	/s/ James A. Brock
Name:	James A. Brock
Title:	President

[Signature Page to First Amended and Restated Omnibus Agreement]

APPENDIX I

Definitions

“Administrative Fee” is defined in Section 3.2(a).

“Affiliate” is defined in the Partnership Agreement; provided, however, that for purposes of this Agreement, neither the General Partner nor any Partnership Group Member shall be deemed an Affiliate of CONSOL.

“Agent” is defined in Section 6.7(b).

“Agreement” means this First Amended and Restated Omnibus Agreement, as it may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Assigned Interests” is defined in Section 6.7(b).

“Baltimore Marine Terminal” means CONSOL’s marine terminal commonly known as the “Baltimore Marine Terminal” located along the north shore of the Patapsco River in the Port of Baltimore, as more particularly described in the Registration Statement.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in the State of Pennsylvania are generally open for business.

“Cardinal States Gathering System” means CONSOL’s natural gas gathering system known as the “Cardinal States Gathering System,” as more particularly described in the Registration Statement.

“CESC” is defined in Exhibit A.

“Closing Date” is defined in the introductory paragraph of this Agreement.

“CNX Gas” is defined in Exhibit A.

“CNX Marine” is defined in Exhibit A.

“CNX Thermal Holdings” is defined in Exhibit A.

“CNX Water” is defined in Exhibit A.

“Coal Marketing Contract Services” is defined in the Contract Agency Agreement.

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a

Appendix I-1

Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a Receiving Party can show (a) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (b) has been furnished or made known to the Receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the Receiving Party to involve a breach of the third party’s obligations to a Party or (c) was developed independently of information furnished or made available to the Receiving Party as contemplated under this Agreement.

“Conrhein” is defined in Exhibit A.

“CONSOL” is defined in the introductory paragraph of this Agreement.

“CONSOL Bonds” is defined in the IPO Asset Contribution Agreement.

“CONSOL Group” means CONSOL and each of its Subsidiaries (other than a Partnership Group Member).

“CONSOL Group Member” means a member of the CONSOL Group.

“Contract Agency Agreement” means that certain Contract Agency Agreement, dated as of the IPO Closing Date, by and between CESC and CNX Thermal Holdings, as the same may be amended, revised, supplemented or otherwise modified from time to time.

“Control” means with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting shares, by contract, or otherwise.

“Cooperation Agreement” means that certain Cooperation and Safety Agreement, dated as of the IPO Closing Date, by and among CPCC, Conrhein, CNX Thermal Holdings and CNX Gas, as the same may be amended, revised, supplemented or otherwise modified from time to time.

“CPCC” is defined in Exhibit A.

“Deductible” is defined in Section 2.4(a).

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“Disclosing Party” is defined in Section 6.1(a).

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

Appendix I-2

“Employee Services Agreement” means that certain Employee Services Agreement, dated as of the IPO Closing Date, by and among CNX Thermal Holdings and CPCC, as such may be amended, supplemented or restated from time to time.

“Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereinafter in effect relating to (a) pollution or protection of human health, natural resources, wildlife and the environment or workplace health or safety, including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. §§2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§2701 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§300f et seq., the Hazardous Materials Transportation Act of 1994, as amended, 49 U.S.C. §§5101 et seq., and other environmental conservation and protection laws and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§651 et seq., and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time and (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“Equity Interests” means the equity interests in the entities conveyed, contributed or otherwise transferred to any Partnership Group Member pursuant to the IPO Equity Contribution Agreement.

“Equity Interests Assumed Obligations” is defined in Section 2.2(a).

“First Drop Down Assets” is defined in the First Drop Down Contribution Agreement.

“First Drop Down Assumed Obligations” means the “Assumed Obligations” as defined in the First Drop Down Contribution Agreement.

“First Drop Down Closing Date” means September 30, 2016.

“First Drop Down Contribution Agreement” means that certain Contribution Agreement by and among CONSOL, CPCC, Conrhein, the Partnership and CNX Thermal Holdings, dated September 30, 2016.

“Formation Transactions” means the transactions described on Exhibit E.

“General and Administrative Services” is defined in Section 3.1(a).

Appendix I-3

“General Partner” is defined in the introductory paragraph of this Agreement.

“Governmental Authority” means any federal, state, tribal, foreign or local governmental entity, authority, department, court or agency, including any political subdivision thereof, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and including any arbitrating body, commission or quasi-governmental authority or self-regulating organization of competent authority exercising or enlisted to exercise similar power or authority.

“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid, or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including asbestos and lead-containing paints or coatings, radioactive materials, polychlorinated biphenyls and greenhouse gases and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons.

“Indemnified Party” means the Party entitled to indemnification in accordance with Article II.

“Indemnifying Party” means the Party from whom indemnification may be sought in accordance with Article II.

“IPO Asset Assumed Obligations” means the “Assumed Obligations” as defined in the IPO Asset Contribution Agreement.

“IPO Asset Contribution Agreement” means that certain Contribution Agreement, dated as of June 22, 2015, by and among CPCC, Conrhein and CNX Thermal Holdings, together with the conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“IPO Assets” means (a) the Equity Interests and (b) the undivided interest in the assets, liabilities, revenues and expenses comprising the Pennsylvania Mining Complex collectively owned by the Partnership Group and their permitted successors and assigns after the IPO Closing Date, including the IPO Contributed Assets, but excluding the First Drop Down Assets.

“IPO Closing Date” means July 7, 2015.

“IPO Contributed Assets” means the “Contributed Assets” as defined in the IPO Asset Contribution Agreement.

“IPO Equity Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the IPO Closing Date, by and among CONSOL, the General Partner, the Partnership and the Operating Company, together with the conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

Appendix I-4

“law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Limited Partner” is defined in the Partnership Agreement.

“Loan Documents” is defined in Section 6.7(b).

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Management Services” means such management and operating services as may be necessary or appropriate to manage and operate the business and affairs of the Partnership Group that are provided by employees of CONSOL and its Affiliates who are expected to devote 50% or more of their business time to the Partnership Group.

“Mediation Notice” is defined in Section 6.2(b).

“Non-PA Complex Assets” means any assets, or portions thereof or interests therein, owned by a CONSOL Group Member or Partnership Group Member, as applicable, other than any assets, or portions thereof or interests therein, that comprise the Pennsylvania Mining Complex. For the avoidance of doubt, Non-PA Complex Assets shall not include all or any portion of the Retained Undivided Interest.

“Operational Services” is defined in the Operating Agreement.

“Operating Agreement” means that certain Pennsylvania Mine Complex Operating Agreement, dated as of the IPO Closing Date, by and among CPCC, Conrhein and CNX Thermal Holdings, as such may be amended, supplemented or restated from time to time.

“Operating Company” is defined in Exhibit A.

“Parent Executive Support Fee” is defined in Exhibit D.

“Partnership” is defined in the introductory paragraph of this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the IPO Closing Date, as it may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Partnership Change of Control” means CONSOL ceases to control, directly or indirectly, the general partner of the Partnership. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the general partner of the Partnership, whether through ownership of voting securities, by contract or otherwise.

“Partnership Group” is defined in the Partnership Agreement.

Appendix I-5

“Partnership Group Member” means a “Group Member” as defined in the Partnership Agreement.

“Partnership Interests” is defined in the Partnership Agreement.

“Party” and “Parties” are defined in the introductory paragraph of this Agreement.

“Pennsylvania Mining Complex” means CONSOL’s mining complex, including coal mines, coal reserves and related assets and operations, located primarily in southwestern Pennsylvania, all as more particularly described in the Partnership’s registration statement on Form S-1 (File No. 333-203165), as amended, filed with the U.S. Securities and Exchange Commission.

“Permits” is defined in the IPO Asset Contribution Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Proportionate Share” means the undivided percentage interest in the assets, liabilities, revenues and expenses comprising the Pennsylvania Mining Complex collectively owned by the Partnership Group as of the relevant date of determination.

“Proposed Transaction” is defined in Section 4.3(a).

“Receiving Party” is defined in Section 6.1(a).

“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-203165), as amended, filed by the Partnership with the U.S. Securities and Exchange Commission.

“Related Agreements” means the Operating Agreement, the Employee Services Agreement, the Water Supply and Services Agreement, the Terminal and Throughput Agreement, the Contract Agency Agreement and the Cooperation Agreement.

“Representative” is defined in Section 6.1(a).

“Retained Liabilities” means those matters set forth on Exhibit B.

“Retained Other Assets” means the (a) Cardinal States Gathering System and (b) Baltimore Marine Terminal, in each case owned by CONSOL and its permitted successors and assigns after the IPO Closing Date.

“Retained Other Assets ROFO Period” means the period beginning on the IPO Closing Date and ending on the earlier of (i) the fifth anniversary of the IPO Closing Date and (ii) the date of a Partnership Change of Control.

“Retained Other Assets Transferring Owner” is defined in Section 4.2(a).

Appendix I-6

“Retained Undivided Interest” means the undivided interest in the assets, liabilities, revenues and expenses comprising the Pennsylvania Mining Complex collectively owned by CPCC and Conrhein and their permitted successors and assigns after the IPO Closing Date.

“Retained Undivided Interest ROFO Period” means the period beginning on the IPO Closing Date and ending on a Partnership Change of Control.

“Retained Undivided Interest Transferring Owner” is defined in Section 4.1(a).

“ROFO Assets” means the Retained Undivided Interest and/or the Retained Other Assets, as the case may be, subject to the right of first offers provided in Article IV of this Agreement.

“ROFO Negotiation Period” is defined in Section 4.3(a).

“ROFO Notice” is defined in Section 4.3(a).

“ROFO PSA Execution Date” is defined in Section 4.3(b).

“ROFO Response” is defined in Section 4.3(a).

“ROFO Review Period” is defined in Section 4.3(a).

“Services Standard” is defined in the Employee Services Agreement.

“Subsidiary” is defined in the Partnership Agreement.

“Substitute Owner” is defined in Section 6.7(b).

“Terminal and Throughput Agreement” means that certain Terminal and Throughput Agreement, dated as of the IPO Closing Date, between CNX Marine and CNX Thermal Holdings, as the same may be amended, revised, supplemented or otherwise modified from time to time.

“Terminal Services” is defined in the Terminal and Throughput Agreement.

“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions. For avoidance of doubt, a sale (including through a public or private offering by CONSOL), issuance (including through any incentive plan), assignment, conveyance, transfer or disposition of any equity of CONSOL by CONSOL will not constitute a Transfer of ROFO Assets.

“Transferring Owner” is defined in Section 4.2(a).

“Water Services” is defined in the Water Supply and Services Agreement.

“Water Supply and Services Agreement” means that certain Water Supply and Services Agreement, dated as of the IPO Closing Date, between CNX Water and CNX Thermal Holdings, as the same may be amended, revised, supplemented or otherwise modified from time to time.

Appendix I-7

Exhibit A

Additional Parties

1.	CNX Gas Company LLC, a Virginia limited liability company (“CNX Gas”)

2.	CNX Marine Terminals, Inc., a Delaware corporation (“CNX Marine”)

3.	CNX Operating LLC, a Delaware limited liability company (the “Operating Company”)

4.	CNX Thermal Holdings LLC, a Delaware limited liability company (“CNX Thermal Holdings”)

5.	CNX Water Assets LLC, a West Virginia limited liability company (“CNX Water”)

6.	Conrhein Coal Company, a Pennsylvania general partnership (“Conrhein”)

7.	CONSOL Energy Sales Company, a Delaware corporation (“CESC”)

8.	CONSOL Pennsylvania Coal Company LLC, a Delaware limited liability company (“CPCC”)

Exhibit A-1

Exhibit B

Retained Liabilities

1.	Long-term notes payable to CONSOL Financial Inc.

2.	The balance of accounts payable reflected on the books and records of CPCC as of the IPO Closing Date

3.	Any and all Losses arising under or relating to that certain Life Cycle Management Agreement, by and between Joy Underground Mining LLC (f/k/a Joy Technologies Inc., d/b/a Joy Mining Machinery) and CONSOL Energy Inc., dated October 31, 2013, to the extent and only to the extent related to the Non-PA Complex Assets

4.	Liabilities arising under benefit plans, including medical, prescription drug and life insurance plans, maintained by CONSOL for the benefit of retired employees of CPCC and/or Conrhein not covered by the Coal Industry Retiree Health Benefit Act of 1992

Exhibit B-1

Exhibit C

General and Administrative Services

Management-Related Support Services

1.	Management-related support services of employees (including both executive and non-executive officers) of CONSOL and its Affiliates (other than the General Partner) who are expected to devote less than 50% of their business time to the business and affairs of the Partnership Group, including the Parent Executive Support Fee (covered in Section 3.2(b)).

Indirect General and Administrative Services

1.	Financial and administrative (including treasury, bonding and internal audit but excluding financial strategy)

2.	Information technology

3.	Legal

4.	Human resources (only benefits related)

5.	Tax

6.	Payroll

7.	Procurement (only systems procurement)

8.	Government relations, governmental compliance and public affairs

Exhibit C-1

Exhibit D

Administrative Fee

Effective July 1, 2016 and through December 31, 2016, the Administrative Fee for calendar year 2016, as described in Section 3.2, will be, on an annualized basis, $2,842,500 and is comprised of (i) $2,142,500 for the provision of certain administrative support services by CONSOL and its Affiliates and (ii) $700,000 for the provision of certain executive support services by executive officers of CONSOL and its Affiliates (other than the General Partner) who are expected to devote less than 50% of their business time to the Partnership Group (the “Parent Executive Support Fee”). For the avoidance of doubt, the aggregate Administrative Fee for the period from July 1 2016 through December 31, 2016 will be one-half of the annualized amounts described above.

Exhibit D-1

Exhibit E

Formation Transactions

The “Formation Transactions” consist of the following:

1. On March 16, 2015, CONSOL formed the General Partner under the Delaware LLC Act and contributed $1,000 in exchange for 100% of the limited liability company interests in the General Partner;

2. On March 16, 2015, CONSOL, as the organizational limited partner, and the General Partner, as the general partner, formed the Partnership under the DRULPA and contributed $980 and $20, respectively, in exchange for a 98% limited partner interest and a 2% general partner interest, respectively, in the Partnership;

3. On April 16, 2015, CONSOL formed the Operating Company under the Delaware LLC Act and contributed $1,000 in exchange for 100% of the limited liability company interests in the Operating Company; and

4. On April 16, 2015, Conrhein formed CNX Thermal Holdings under the Delaware LLC Act and contributed $1,000 in exchange for 100% of the limited liability company interests in CNX Thermal Holdings.

Exhibit E-1